Exhibit 10.12

Consulting Services Agreement

        This Consulting Services Agreement is made as of the 1st day of October, 2007 between Industrial Minerals, Inc. a company incorporated under the laws of the State of Delaware, having a business address at 2904 South Sheridan Way, Suite 100, Oakville, Ontario, Canada L6J 7L7 (“IMI”), and P.A. Hynek & Associates, Company of Businessman Paul Hynek, having an address at: 2439 Newport Street, Burlington, ON L7M 3Y1 (the “Consultant”).

        WHEREAS, the Consultant has experience in, pilot plant design, implementation of test protocols, lab design and procurement, and market segment analysis;

        AND WHEREAS, IMI requires such expertise for the Company, as hereinafter set out in Schedule “A” – Statement of Work;

        NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, the Consultant and IMI agree as follows:

1.     Consulting Services.

        Consultant shall as and when requested by IMI during reasonable business hours, furnish the Company with his best advice, information, judgment and knowledge with respect to questions and concerns by the President, COO, Project Director and VP of Sales and Marketing.

2.     Conduct of Services.

        Consultant shall dedicate such reasonable time and efforts as may be required in order to fulfil its obligations hereunder. The Consultant represents and warrants to IMI that it shall provide the services described herein in a cooperative fashion, promptly, efficiently in accordance with standards of quality acceptable to IMI acting reasonably, and in a good and workmanlike manner.

3.     Consultant’s Remuneration and Expenses.

        In consideration of the satisfactory performance by the Consultant of its obligations set out in this Consulting Services Agreement IMI shall: (a) pay the Consultant $6,500.00 per month during the term of this Consulting Services Agreement.

        In addition, the Consultant shall be reimbursed for its expenses reasonably and properly incurred in performing its services hereunder, provided always that such expenses have been approved in advance by IMI. The Consultant shall be solely responsible for any and all payments or deductions required to be made respecting unemployment insurance, workmen’s compensation, income tax, pension plans and such other similar pay list deductions or payments.

4.     Term and Termination.

        This Consulting Services Agreement shall be in force and effect from October 1, 2007 and shall continue for a period of 1 year, or until terminated by IMI by ten (10) days prior written notice given to the Consultant, whereupon this Consulting Services Agreement shall terminate on the expiration of the notice period and thereafter no longer be of any force or effect.

5.     Independent Contractor.

        This is an Agreement for the performance of a service and the Consultant is engaged by IMI as an independent contractor for the sole purpose of providing a service. The Consultant is not engaged as a coventurer, partner, agent or employee of IMI and no act or omission by the Consultant shall in any way obligate or be binding upon IMI.

6.     Non-Solicitation.

        Consultant covenants and agrees that at all times during Consultant’s period of engagement with IMI, and for a period of one (1) year after the date of termination of Consultant’s engagement, Consultant will not directly or indirectly (i) induce any customers of IMI or corporations affiliated with IMI to patronize any similar business which competes with IMI; (ii) canvass, solicit or accept any similar business from any customer of IMI; (iii) directly or indirectly request or advise any customers of IMI or corporations affiliated with IMI to withdraw, curtail or cancel such customer’s business with IMI; (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the customers of IMI or corporations affiliated with IMI; or (v) directly or indirectly request, solicit, invite, suggest or entice any employees of IMI or its affiliates to leave their employment with IMI or its affiliated companies.

7.     Non-Disparagement.

        Consultant covenants and agrees that Consultant shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of IMI, its management, or of management of corporations affiliated with IMI.

8.     Protected Information.

        Consultant recognizes and acknowledges that Consultant will have access to various confidential or proprietary information concerning IMI and corporations affiliated with IMI of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the “Protected Information”). Consultant therefore covenants and agrees that Consultant will not at any time, either while engaged by IMI or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by IMI) any of the Protected Information.

9.     Intellectual Property.

        All original works of authorship that result from the performance by Consultant of his duties hereunder are and will be and will remain the sole and exclusive property of the IMI. Consultant, at the IMI’s request and sole expense, will assign to the IMI in perpetuity all intellectual property rights that he may have in such works of authorship. Such assignment shall be done by documents as prepared by IMI. Should IMI elect to register claims of copyright to any such works of authorship, Consultant will, at the expense of IMI, do such things, sign such documents and provide such reasonable cooperation as is necessary for IMI to register such claims, and obtain, protect, defend and enforce such proprietary rights. Consultant shall have no right to use any trademarks or proprietary marks of IMI without the express, prior written consent of IMI regarding each use.

10.     Applicable Law.

        This Agreement and the rights and obligations of the parties shall be governed by the laws in force in the Province of Ontario, and the parties hereby attorn to the jurisdiction of the courts of the Province of Ontario. In the event a dispute between the parties arises which they cannot resolve, then the matter may be referred by either party to arbitration in Toronto, Ontario under the provisions of the Arbitration Act, 1991 S.O. 1991, c.17. The parties shall select a single arbitrator to act as the arbitrator, and the arbitration determination shall be final and binding upon the parties.

        In witness whereof the parties hereto have duly signed and executed this Consulting Services Agreement.

___________________________________ Witness	Mr. Paul Hynek: ) ) /s/ Paul Hynek P.A. Hynek & Associates Industrial Minerals, Inc. By: /s/ David J. Wodar David J. Wodar, President

Schedule “A” – Statement of Work

RESEARCH DIRECTOR (RD) RESPONSIBILITIES

Overview

Developing IMI’s business model, including its pilot plant operation, marketing strategy, and full operation of the graphite mining facility, will require significant research and development efforts. Accordingly, there will be a requirement for an experienced metallurgical consultant with pilot plant experience, laboratory management skills, and research abilities. These areas will fall under the responsibility of the Research Director (RD) as outlined below.

1)	Metallurgical Testing

A key part of the effort to understand the processing requirements and capabilities of the Bissett Creek ore body will be completion of the NI 43-101 report and metallurgical testing. Working closely with the Project Director (PD), the Research Director will oversee the following areas of the metallurgical testing efforts:

i)	NI 43-101 – the RD will provide key insights into the ore assay processes and tests being carried out by Geostat Systems. This will include ensuring that the graphitic test processes are in agreement and accurately reflect the ore grades. It will also include attending various meetings as required with Geostat and related companies.

ii)	Liberation studies – the RD will assist the PD in monitoring the fracture characteristic testing done by PRO, Inc. This will include assessing the test results to determine flake distribution characteristics during crushing and flotation.

iii)	Bench Testing – the RD will assist the PD in assessing the processes and results used by PRO in carrying out various bench test studies. This will include attending processing sessions at PRO and related companies, and preparing reports as required to summarize the results.

2)	Pilot Plant Development

Design, construction and operation of a one tonne of ore per hour pilot plant at the mine site will be required to fully understand the processing requirements and capabilities of the Bissett Creek ore body. The Research Director will oversee the following areas of the pilot plant program:

i)	Process Flow Optimization – the RD and PD will work together and with outside consultants to ensure that the pilot plant design is fully optimized. This will ensure that the plant will adequately test the ore processing characteristics and that the pilot can be properly scaled up to the full plant operation. Optimization will include researching current technologies such as flotation to ensure that the pilot and full plant employ cost effective and efficient processes, and assisting the PD and COO in choosing and costing the equipment required for the plant.

ii)	Test Protocols and Procedures – it will be critically important to establish test protocols and procedures for operating the plant, including safety standards, and carrying out all testing efforts. The RD will therefore be responsible for preparing a manual of these processes and procedures prior to actual construction of the pilot plant. The manual must also include all documents and forms that will be required to be completed by pilot plant staff during operation.

iii)	Work Breakdown Structure – working the with PD and COO, the RD will assist in the preparation of a work breakdown structure (WBS) that will detail all steps required to be carried out during design and construction of the plant. A WBS structure will be important in ensuring that the plant is completed on time, appropriate required resources are identified in advance of construction, and will permit accurate costing of the construction process.

3)	Market Research

IMI’s business strategy will go far beyond being a simple mining operation. The Company must develop a clear and effective marketing strategy. Assisting the VP, Marketing and the COO in the following areas will therefore be as crucial a role for the RD as any other.

i)	Applications — Bissett Creek is expected to produce a large volume of large flake graphite. The RD will assist the team in determining the best fit for the concentrate in terms of its ability to perform as required in the various applications. This will include providing the Marketing VP and the COO with recommendations on potential segments that satisfy business planning criteria with respect to pricing, volume and growth.

ii)	Where requested or required, the RD will attend market research sessions, information seminars, and customer meetings to help gather market intelligence on potential segments.

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